Exhibit 10.2
Amendment No. 4 to Employment Agreement
Between
Cincinnati Bell Inc. and Michael W. Callaghan
     The Employment Agreement between Cincinnati Bell Inc., an Ohio corporation (the “Employer”) and Michael W. Callaghan (the “Employee”) with an Effective Date of December 4, 2001, as amended on February 3, 2003, October 22, 2003 and December 3, 2004 (the “Employment Agreement”), is hereby further amended as of December 15, 2005.
1.	Section 3.A, as amended on December 3, 2004, is hereby further amended by deleting the second paragraph in its entirety.

2.	The second sentence of Section 13.D, as amended on February 3, 2003, October 22, 2003 and December 3, 2004, is hereby deleted in its entirety and replaced with the following:
Employee may terminate this Agreement by written notice to Employer at any time within the period between December 26, 2006 and December 31, 2006.
3.	The third, fourth, and fifth sentences of Section 13.D, as amended on December 3, 2004, are hereby deleted in their entirety and replaced with the following:
In the event of a termination by Employer or Employee under this Section 13.D, Employer shall, within five business days after such termination, pay Employee an amount equal to two times the sum of the annual Base Salary rate in effect at the time of termination plus Bonus target in effect at the time of termination.
     All other terms and conditions of the Employment Agreement not specifically amended herein shall remain in full force and effect as previously agreed upon by the parties.

CINCINNATI BELL INC.	MICHAEL W. CALLAGHAN

/s/ John F. Cassidy	/s/ Michael W. Callaghan